Exhibit 99.1

TherapeuticsMD Announces Fourth Quarter 2021 Financial Results

- Reached definitive agreement to fully divest vitaCare business unit enabling greater focus on achieving leadership position in women’s healthcare -

- Amended credit terms with Sixth Street in support of a new capitalization plan -

- Conference call scheduled for 8:30 a.m. ET today -

BOCA RATON, Fla. – March 10, 2022 – TherapeuticsMD, Inc. (“TXMD” or the “Company”) (NASDAQ: TXMD), an innovative, leading women’s healthcare company, today reported financial results for the fourth quarter ended December 31, 2021.

“We spent the past three months executing on four key priorities set forth last quarter, and today we announced that we have accomplished two of them. With the definitive agreement to fully divest our vitaCare business unit, TXMD will emerge as a more focused company aimed at empowering women of all ages through better and affordable healthcare. Amending our credit terms is, in our view, the most prudent way to achieve the necessary financial flexibility to complete the announced sale of vitaCare and ultimately refinance our existing credit facility,” said Hugh O’Dowd, CEO of TherapeuticsMD.

“Demand for our flagship product, ANNOVERA®, continues to grow. We are working to ensure ample supply and drive towards uninterrupted access to this important contraceptive. We are excited about our future, and believe we are on a pathway towards serving women as they navigate their healthcare needs,” concluded O’Dowd.

Fourth Quarter 2021 Financial Results and Business Highlights

	Three Months ended
	December 31,
	2021	2020
Product revenue:
ANNOVERA	$7,831	$9,084
IMVEXXY	6,667	8,820
BIJUVA	2,680	2,244
Prescription vitamin	1,500	2,430
Product revenue, net	18,678	22,578
License revenue	—	—
Total revenue, net	$18,678	$22,578

ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system)

•	ANNOVERA net product revenue of $7.8 million for the fourth quarter of 2021 decreased by $1.3 million compared to $9.1 million for the fourth quarter of 2020.
•	Approximately 9,315 ANNOVERA prescriptions were dispensed to patients during the fourth quarter of 2021, an increase of 11% from the third quarter of 2021, and 57% from the fourth quarter of 2020.
•	Over 10,750 healthcare providers (HCPs) prescribed ANNOVERA during the fourth quarter, of which nearly 1,300 were new writers.
o	Growth in prescribers of approximately 119% over fourth quarter of 2020.

IMVEXXY® (estradiol vaginal inserts)

•	IMVEXXY net product revenue of $6.7 million for the fourth quarter of 2021 decreased by $2.2 million compared to $8.8 million for the fourth quarter of 2020.
•	Approximately 109,300 IMVEXXY prescriptions were dispensed to patients during the fourth quarter of 2021.

BIJUVA® (estradiol and progesterone) capsules

•	BIJUVA net product revenue of $2.7 million for the fourth quarter of 2021 increased by $0.4 million compared to $2.2 million for the fourth quarter of 2020.

•	BIJUVA net product revenue for the fourth quarter of 2021 includes $0.7 million of export sales through our international licensing and supply agreement with Theramex HQ UK Limited.

Cost of Goods Sold and Gross Margin

•	Cost of goods was $4.7 million with product gross margin of 75% for the fourth quarter of 2022 compared to $5.6 million with product gross margin of 75% for the fourth quarter of 2020.

Operating Expense, Net Loss and Related Information

•

Total operating expense of $49.3 million for the fourth quarter of 2021 decreased by $2.3 million compared to $51.6 million for the fourth quarter of 2020. Included in total operating expense for the fourth quarter of 2021 was $5.1 million of severance related expenses recorded for a former executive. Without the executive severance, operating expense for the fourth quarter of 2021 would have been $44.3 million, a decrease of $7.3 million compared to the fourth quarter of 2020.

•

Net loss for the fourth quarter of 2021 was $43.0 million, or $0.10 per basic and diluted share, compared to net loss for the fourth quarter of 2020 of $42.1 million, or $0.15 per basic and diluted share. Without the executive severance, net loss for the fourth quarter of 2021 would have been $37.9 million, or $0.09 per basic and diluted share.

Balance Sheet

•	As of December 31, 2021, the Company’s cash on hand totaled $65.1 million, compared with $80.5 million as of December 31, 2020.
•	For 2021, the Company received $184.1 million in net proceeds from its at-the-market and underwritten equity offerings.
•	As of December 31, 2021, the remaining outstanding principal amount under the Company’s Financing Agreement was $200.0 million, which reflects a repayment of $50.0 million of principal during 2021.

Conference Call and Webcast Details

TherapeuticsMD will host a conference call and live audio webcast today at 8:30 a.m. ET to discuss these financial results and provide a business update.

Date:	Thursday, March 10, 2022
Time:	8:30 a.m. ET
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	6988467

A live webcast and audio archive for the event may be accessed on the home page or from the “Investors & Media” section of the TherapeuticsMD website at www.therapeuticsmd.com. Please connect to the website prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary to listen to the webcast. A replay of the webcast will be archived on the website for at least 30 days. In addition, a digital recording of the conference call will be available for replay beginning two hours after the call's completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 6988467.

Please see the Full Prescribing Information, including indication and Boxed WARNING, for each TherapeuticsMD product as follows:

•IMVEXXY (estradiol vaginal inserts) at https://imvexxy.com/pi.pdf

•BIJUVA (estradiol and progesterone) capsules at https://www.bijuva.com/pi.pdf

•ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system) at www.annovera.com/pi.pdf

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as "believes," "hopes," "may," "anticipates," "should," "intends," "plans," "will," "expects," "estimates," "projects," "positioned," "strategy" and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-

looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled "Risk Factors" in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the effects of the COVID-19 pandemic; whether TherapeuticsMD will be able to successfully divest its vitaCare business and how the proceeds that may be generated by such divesture will be utilized; the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXY®, ANNOVERA®, and BIJUVA® and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan facility and the company’s ability to refinance such facility; the effects of supply chain issues on the supply of the company’s products; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; whether the FDA will approve the manufacturing supplement for ANNOVERA; the company’s ability to protect its intellectual property, including with respect to the Paragraph IV notice letters the company received regarding IMVEXXY and BIJUVA; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the company’s licensees to commercialize and distribute the company’s products; the ability of the company’s marketing contractors to market ANNOVERA; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the impact of leadership transitions; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership.

- Financial Statements to Follow -

TherapeuticsMD, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited - in thousands, except per share data)

	As of December 31,
	2021	2020
Assets:
Current assets:
Cash	$65,122	$80,486
Accounts receivable, net of allowance for credit losses of $1,334 and $1,118 as of December 31, 2021 and 2020, respectively	36,176	32,382
Inventory	7,622	7,993
Prepaid and other current assets	10,548	7,543
Total current assets	119,468	128,404
Fixed assets, net	1,199	1,942
License rights and other intangible assets, net	40,318	41,445
Right of use assets	8,234	9,566
Other non-current assets	253	253
Total assets	$169,472	$181,610
Liabilities and stockholders' equity (deficit):
Current liabilities:
Current maturities of long-term debt	$188,269	$—
Accounts payable	20,318	21,068
Accrued expenses and other current liabilities	44,304	38,170
Total current liabilities	252,891	59,238
Long-term debt, net	—	237,698
Operating lease liabilities	8,063	8,675
Other non-current liabilities	2,139	—
Total liabilities	263,093	305,611
Commitments and contingencies
Stockholders' deficit:
Preferred stock, par value $0.001; 10,000 shares authorized, none issued	—	—
Common stock, par value $0.001; 600,000 shares authorized, 429,886 and 299,765 issued and outstanding as of December 31, 2021 and 2020, respectively	430	300
Additional paid-in capital	957,309	754,644
Accumulated deficit	(1,051,360)	(878,945)
Total stockholders' deficit	(93,621)	(124,001)
Total liabilities and stockholders' deficit	$169,472	$181,610

TherapeuticsMD, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited - in thousands, except per share data)

	Three Months ended
	December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenue:
Product revenue, net	$18,678	$22,578	$85,780	$62,872
License revenue	—	—	1,171	2,000
Total revenue, net	18,678	22,578	86,951	64,872
Cost of goods sold	4,737	5,581	18,838	15,975
Gross profit	13,941	16,997	68,113	48,897
Operating expenses:
Selling and marketing	22,002	25,996	108,195	117,052
General and administrative	25,911	23,214	92,602	76,954
Research and development	1,420	2,394	7,086	10,432
Total operating expenses	49,333	51,604	207,883	204,438
Loss from operations	(35,392)	(34,607)	(139,770)	(155,541)
Other (expense) income:
Interest expense and other financing costs	(7,576)	(7,612)	(32,917)	(28,581)
Other income, net	8	132	272	598
Total other (expense), net	(7,568)	(7,480)	(32,645)	(27,983)
Loss before income taxes	(42,960)	(42,087)	(172,415)	(183,524)
Provision for income taxes	—	—	—	—
Net loss	$(42,960)	$(42,087)	$(172,415)	$(183,524)
Loss per common share, basic and diluted	$(0.10)	$(0.15)	$(0.43)	$(0.67)
Weighted average common shares, basic and diluted	427,314	286,607	397,992	275,649

TherapeuticsMD, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited - in thousands)

	Year ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(172,415)	$(183,524)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,093	4,067
Charges to provision for doubtful accounts	533	238
Inventory charge	1,082	7,205
Debt financing fees	5,689	2,532
Share-based compensation	18,125	10,679
Other	720	2,673
Changes in operating assets and liabilities:
Accounts receivable	(4,327)	(8,224)
Inventory	(711)	(3,337)
Prepaid and other current assets	(3,005)	3,209
Accounts payable	(750)	1,887
Accrued expenses and other current liabilities	6,134	2,904
Other non-current liabilities	2,139	220
Total adjustments	29,722	24,053
Net cash used in operating activities	(142,693)	(159,471)
Cash flows from investing activities:
Payment of patent related costs	(2,189)	(1,391)
Purchase of fixed assets	(34)	(207)
Net cash used in investing activities	(2,223)	(1,598)
Cash flows from financing activities:
Proceeds from sale of common stock, net of costs	184,115	31,703
Proceeds from exercise of options and warrants	322	272
Proceeds from sale of common stock related to employee stock purchase plan	233	—
Repayments of debt	(50,000)	—
Borrowings of debt	—	50,000
Payment of debt financing fees	(5,118)	(1,250)
Net cash provided by financing activities	129,552	80,725
Net increase in cash	(15,364)	(80,344)
Cash, beginning of period	80,486	160,830
Cash, end of period	$65,122	$80,486
Supplemental disclosure of cash flow information:
Interest paid	$25,068	$25,849
Supplemental disclosure of noncash financing activities:
Warrants issued in relation to debt financing agreement	$—	$7,668

CONTACT:

James D’Arecca	Lisa M. Wilson
Chief Financial Officer	In-Site Communications, Inc.
561-961-1900	212-452-2793
lwilson@insitecony.com